Exhibit 14.1

KNOW LABS, INC.

Code of Ethics

(November 2018)

I. Covered Persons/Purpose of the Code

This Code of Ethics (the “Code”) for Know Labs, Inc. (the “Company”) applies to the officers, directors, and employees (the “Covered Persons”) and those performing similar functions, for the purpose of promoting:

• honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

• full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (“SEC”), and in other public communications made by the Company;

• compliance with applicable laws and governmental rules and regulations;

• prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

• accountability for adherence to the Code.

Each Covered Person should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II. Administration of the Code

The Code shall be administered by the Chairman of the Company (the “Code Officer”). In the absence of the Code Officer, his or her designee shall serve as the Code Officer, but only on a temporary basis.

The Company has designated the Code Officer for purposes of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. The Code Officer is responsible for applying this Code to specific situations in which questions are presented under it.

III. Actual and Apparent Conflicts of Interest

Overview. A “conflict of interest” occurs when a Covered Person’s private interest interferes with the interests of, or his/her service to, the Company. For example, a conflict of interest would arise if a Covered Person, or a family member, receives improper personal benefits as a result of the Covered Person’s position with the Company.

The following list provides examples of conflicts of interest under the Code, but these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Company.

Each Covered Person must:

• not use personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company particularly where the Covered Person or a family member would benefit personally to the detriment of the Company;

• not cause the Company to act, or fail to act, for the personal benefit of the Covered Person or a family member rather than the benefit of the Company;

• not retaliate against any employee of the Company or their affiliated persons for reports of potential violations that are made in good faith; and

• not use material non-public knowledge of portfolio transactions made or contemplated by the Company to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some potential conflict of interest situations that must be approved by the Code Officer. Those situations include, but are not limited to:

• service as director on the board of any public for-profit company; and

• any ownership interest in, or any consulting or employment relationship with, any supplier, vendor or customer of the Company.

There are some potential conflict of interest situations that should be discussed with the Code Officer, if material. Those situations include, but are not limited to:

• receipt of any gift of more than nominal value, a cash payment in any amount, a preferred personal investment opportunity, or other thing of more than de minimis value from any person or entity that does business, or is seeking to do business with the Company; and

• receipt of any entertainment from any company with which the Company has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

It is not the intent of this Code to prohibit the ordinary courtesies of business life, such as token gifts or modest entertainment incidental to a business relationship.

IV. Disclosure and Compliance

Each Covered Person should:

• be familiar with the laws and regulations generally applicable to the Company;

• not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the directors and auditors, whether internal or external, and to governmental regulators and self-regulatory organizations;

• to the extent appropriate within his/her area of responsibility, consult with other officers and employees of the Company with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents filed with, or submitted to, the SEC or other governmental authorities and in other public communications made by the Company; and

• promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

V. Reporting and Accountability

Each Covered Person must:

• upon adoption of the Code (or after becoming a Covered Person), affirm in writing to the Board of Directors of the Company (the “Board”) that he/she has received, read, and understands the Code;

• notify the Code Officer promptly if he/she knows of any violation of this Code; and

• respond to the director and officer questionnaires circulated periodically in connection with the preparation of disclosure documents for the Company.

The Code Officer shall maintain records of all activities related to this Code.

The Company will follow these procedures in investigating and enforcing this Code:

• The Code Officer will take all appropriate action to investigate any potential violations reported to him/her;

• If, after such investigation, the Code Officer believes that no violation has occurred, no further action is required;

• Any matter that the Code Officer believes is a violation will be reported to the Audit Committee;

• If the Audit Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to the Chief Executive Officer; or a recommendation to dismiss the Covered Person;

• The Audit Committee will be responsible for approving waivers in its sole discretion; and

• Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

VI. Other Procedures

This Code shall be the sole code of ethics adopted by the Company for the purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to companies subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act of 1934 thereunder. Insofar as other polices or procedures govern or purport to govern the behavior or activities of the Covered Persons who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

VII. Amendments

Any amendment to this Code must be approved or ratified by the Board.

VIII. Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board, the Covered Persons, the Code Officer, outside audit firms and legal counsel.

KNOW LABS, INC.

CODE OF ETHICS

CERTIFICATION

I have received a copy of and read the Code of Ethics of Know Labs, Inc. (the “Company”). I understand and agree to comply with the policies and procedures set forth in the Code of Ethics.

I understand and agree that my failure to comply with the Code of Ethics in all respects may constitute a basis for the termination for cause of my employment by or other service relationship with the Company, or other appropriate disciplinary action.

Signature: __________________

Name: _____________________

Date: ______________________